UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Earliest Event Date requiring this Report:  November 5, 2013
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CAPSTONE COMPANIES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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FLORIDA	0-28331	84-1047159
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Jim Moran Blvd.
Suite 120
Deerfield Beach, Florida 33442
(Address of principal executive offices)

(954) 252-3440
(Registrant's telephone number, including area code)

Item 5.07   Submission of Matters to a Vote of the Security Holders

As of November 5, 2013, Capstone Companies, Inc., a Florida corporation, (“Reporting Company”) received written consents from holders of record of shares of the Common Stock, $0.0001 par value per share, of the Reporting Company (“Common Stock”) sufficient to approve the following proposed corporate actions and to do so without and in lieu of the conduct of a shareholders meeting.  The proposed corporate actions were approved by shareholders owning more than 50% of the issued and outstanding shares of the Common Stock as of October 28, 2013.  The following proposed corporate actions will not be effective until 20 days after the mailing of an information statement to all holders of record of the Common Stock as of October 28, 2013.  The Reporting Company intends to mail and file with the Commission the information statement on or before November 8, 2013.

The proposed corporate actions and the tally of written consents cast, all such corporate actions being approved by written consents representing 335,869,504 shares of Common Stock, being 51.1% of the issued and outstanding shares of Common Stock as of October 28, 2013, are:

Proposal No. 1:   Election of 8 nominees to serve as directors to serve until the election of successors and the assumption of office by such successors in 2014.  Nominees were nominated by Reporting Company Board of Directors.

Name	Votes For	Votes Against	Votes Abstain
Stewart Wallach, Chairman	335,869,504	0	0
Gerry McClinton	335,869,504	0	0
Laurie Holtz, Outside Director	335,869,504	0	0
Jeffrey Postal	335,869,504	0	0
Jeffrey Guzy, Outside Director	335,869,504	0	0
Larry Sloven	335,869,504	0	0
Stuart Landow, Outside Director	335,869,504	0	0
Dr. Neil Singer, Outside Director	335,869,504	0	0

All nominees were elected.

Proposal No. 2:   To ratify the appointment of Robison Hill & Co. as Reporting Company’s public auditor for the fiscal year 2013.  The written consents cast on this proposal were as follows:

Votes For	Votes Against	Votes Abstain
335,869,504	0	0

Proposal 2 was approved.

Proposal 3:   To approve an advisory vote on executive compensation

Votes For	Votes Against	Votes Abstain
335,869,504	0	0

Proposal 3 was approved.

Proposal 4:   To approve an advisory vote on the frequency of the advisory vote on executive compensation

Name	Votes For	Votes Against	Votes Abstain
Every One Year	24,748,956	10,000,000	0
Every Two Years	24,748,956	10,000,000	0
Every Three Years	335,869,504	0	0

Proposal 4 – Every Three Years was approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE COMPANIES, INC., A FLORIDA CORPORATION

Date:   November 5, 2013

By: /s/ Gerry McClinton
Gerry McClinton, Chief Financial Officer and Chief Operating Officer